EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated issued March 31, 2005, as amended May 19, 2005, on our audit of the consolidated financial statements of Communications Research, Inc. as of December 31, 2004 and for the year then ended.

Chisholm, Bierwolf & Nilson, L.L.C.
/s/ Chisholm, Bierwolf & Nilson, LLC
Certified Public Accountants

Bountiful, Utah
September 27, 2005